Exhibit 99.1

Enphase Energy Reports Financial Results for the Third Quarter of 2017
PETALUMA, Calif., November 7, 2017—Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the third quarter ended September 30, 2017.
Enphase Energy reported total revenue for the third quarter of 2017 of $77.0 million, an increase of 3 percent compared to the second quarter of 2017. During the third quarter of 2017, Enphase sold approximately 231MW (DC) or 790,000 microinverters. GAAP gross margin for the third quarter of 2017 was 21.4 percent and non-GAAP gross margin was 21.8 percent.
GAAP operating expenses for the third quarter of 2017 were $22.4 million, a decrease of 33 percent compared to the third quarter of 2016. Non-GAAP operating expenses were $16.9 million, a decrease of 41 percent compared to the third quarter of 2016. GAAP operating loss was $5.9 million and non-GAAP operating loss was $102,000 for the third quarter of 2017, compared to a GAAP operating loss of $17.7 million and a non-GAAP operating loss of $12.4 million for the third quarter of 2016. GAAP net loss for the third quarter of 2017 was $6.9 million, or a net loss of $0.08 per share, compared to a third quarter of 2016 net loss of $18.8 million, or a net loss of $0.40 per share. On a non-GAAP basis, net loss in the third quarter of 2017 was $964,000, or a net loss of $0.01 per share, compared to a third quarter of 2016 net loss of $13.4 million, or a net loss of $0.28 per share.
The Company exited the quarter with a total cash balance of $28.9 million.
“We completed the transition to our sixth-generation IQ Microinverter System for our North American customers during the third quarter, and we expect to introduce our seventh-generation IQ product worldwide in the first quarter of 2018,” said Badri Kothandaraman, president and CEO of Enphase Energy. “These transitions, along with our continued focus on operational excellence, will help drive further gross margin improvement.”
“The fiscal discipline across all areas of our business in the third quarter resulted in a 41 percent year-over-year decrease in non-GAAP operating expenses and a sequential 340 basis point improvement in non-GAAP gross margin,” said Bert Garcia, CFO of Enphase Energy. “We were close to breakeven on a non-GAAP operating income basis in the third quarter, demonstrating our commitment to achieving non-GAAP operating profitability in the fourth quarter of 2017.”
Business Outlook
“We expect our revenue for the fourth quarter of 2017 to be within a range of $72 million to $80 million,” stated Bert Garcia. “We expect GAAP and non-GAAP gross margin for the fourth quarter to be within a range of 21.5 percent to 24.5 percent. Non-GAAP gross margin excludes approximately $300,000 of stock-based compensation expense. We expect our GAAP operating expense for the fourth quarter to be within a range of $19.5 million to $21.5 million and non-GAAP operating expense to be within a range of $16 million to $18 million, excluding an estimated $1.4 million of stock-based compensation expense and approximately $2.1 million of additional restructuring expense.”
Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net loss and net loss per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with

GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Acquisition-related net charges (credits). These items include: (1) revaluation of contingent consideration and its income tax effects, which represent accounting adjustments to state contingent consideration liabilities at their estimated fair value, and (2) amortization of acquired intangibles, which consists of customer relationships. These items relate to a specific prior acquisition and are not reflective of the Company’s ongoing financial performance.
Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Amortization of Debt Issuance Costs. The Company excludes amortization of debt issuance costs because the costs do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter 2017 results and fourth quarter 2017 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 9999629. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant pass code 9999629 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces the world’s only truly integrated solar plus storage solution. Enphase has shipped approximately 16 million microinverters, and approximately 700,000 Enphase systems have been deployed in more than 100 countries. For more information, visit www.enphase.com.

Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.

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Contact
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net revenues	$77,038	$88,684	$206,492	$231,990
Cost of revenues	60,577	72,805	169,438	190,215
Gross profit	16,461	15,879	37,054	41,775
Operating expenses:
Research and development	7,397	13,169	24,949	39,326
Sales and marketing	5,453	11,016	18,186	31,218
General and administrative	5,441	6,708	16,238	21,121
Restructuring charges	4,071	2,717	14,927	2,717
Total operating expenses	22,362	33,610	74,300	94,382
Loss from operations	(5,901)	(17,731)	(37,246)	(52,607)
Other income (expense), net:
Interest expense	(1,760)	(1,234)	(5,979)	(1,598)
Other income	623	353	1,771	655
Total other expense, net	(1,137)	(881)	(4,208)	(943)
Loss before income taxes	(7,038)	(18,612)	(41,454)	(53,550)
Income tax (provision) benefit	184	(144)	(798)	(724)
Net loss	$(6,854)	$(18,756)	$(42,252)	$(54,274)
Net loss per share:
Basic and diluted	$(0.08)	$(0.40)	$(0.52)	$(1.16)
Shares used in per share calculation:
Basic and diluted	84,862	47,278	81,993	46,704

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$28,878	$17,764
Accounts receivable	68,869	61,019
Inventory	25,316	31,960
Prepaid expenses and other	13,254	7,121
Total current assets	136,317	117,864
Property and equipment, net	28,191	31,440
Goodwill	3,664	3,664
Intangibles, net	591	945
Other assets	8,318	9,663
Total assets	$177,081	$163,576
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,620	$31,696
Accrued liabilities	31,303	31,533
Deferred revenues	9,014	6,411
Borrowings under revolving credit facility	—	10,100
Current portion of term loan	10,552	3,032
Total current liabilities	85,489	82,772
Long-term liabilities:
Deferred revenues, noncurrent	36,327	33,893
Warranty obligations, non-current	23,201	22,818
Other liabilities	2,808	2,025
Term loans, noncurrent	37,058	20,768
Total liabilities	184,883	162,276
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	285,449	252,126
Accumulated deficit	(292,787)	(250,535)
Accumulated other comprehensive income (loss)	(465)	(292)
Total stockholders’ (deficit) equity	(7,802)	1,300
Total liabilities and stockholders’ (deficit) equity	$177,081	$163,576

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(42,252)	$(54,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,763	8,039
Provision for doubtful accounts	911	3,194
Asset impairment and restructuring	1,638	1,440
Amortization of debt issuance costs	1,337	101
Stock-based compensation	5,277	8,239
Changes in operating assets and liabilities:
Accounts receivable	(8,761)	(16,577)
Inventory	6,644	1,699
Prepaid expenses and other assets	(5,110)	(3,857)
Accounts payable, accrued and other liabilities	1,989	14,669
Deferred revenues	5,036	8,739
Net cash used in operating activities	(26,528)	(28,588)
Cash flows from investing activities:
Purchases of property and equipment	(3,609)	(9,607)
Purchases of intangible assets	—	(678)
Net cash used in investing activities	(3,609)	(10,285)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	26,425	14,593
Proceeds from term loan, net	24,240	24,175
Proceeds from borrowings under revolving credit facility	—	10,000
Payments under revolving credit facility	(10,100)	(14,550)
Payments of deferred financing costs	—	(401)
Contingent consideration payment related to prior acquisition	—	(29)
Proceeds from issuance of common stock under employee stock plans	174	852
Net cash provided by financing activities	40,739	34,640
Effect of exchange rate changes on cash	512	(107)
Net increase (decrease) in cash and cash equivalents	11,114	(4,340)
Cash and cash equivalents—Beginning of period	17,764	28,452
Cash and cash equivalents—End of period	$28,878	$24,112

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross profit (GAAP)	$16,461	$15,879	$37,054	$41,775
Stock-based compensation	347	295	796	907
Gross profit (Non-GAAP)	$16,808	$16,174	$37,850	$42,682

Gross margin (GAAP)	21.4%	17.9%	17.9%	18.0%
Stock-based compensation	0.4%	0.3%	0.4%	0.4%
Gross margin (Non-GAAP)	21.8%	18.2%	18.3%	18.4%

Operating expenses (GAAP)	$22,362	$33,610	$74,300	$94,382
Stock-based compensation(1)	(1,381)	(2,237)	(4,481)	(7,332)
Amortization of acquisition-related intangibles	—	(45)	—	(135)
Restructuring charges	(4,071)	(2,717)	(14,927)	(2,717)
Operating expenses (Non-GAAP)	$16,910	$28,611	$54,892	$84,198

(1) Includes stock-based compensation as follows:
Research and development	$607	$941	$1,994	$3,047
Sales and marketing	227	560	889	1,760
General and administrative	547	736	1,598	2,525
Total	$1,381	$2,237	$4,481	$7,332

Loss from operations (GAAP)	$(5,901)	$(17,731)	$(37,246)	$(52,607)
Stock-based compensation	1,728	2,532	5,277	8,239
Amortization of acquisition-related intangibles	—	45	—	135
Restructuring charges	4,071	2,717	14,927	2,717
Loss from operations (Non-GAAP)	$(102)	$(12,437)	$(17,042)	$(41,516)

Net loss (GAAP)	$(6,854)	$(18,756)	$(42,252)	$(54,274)
Stock-based compensation	1,728	2,532	5,277	8,239
Amortization of acquisition-related intangibles	—	45	—	135
Restructuring, asset impairments and other charges	4,071	2,717	14,927	2,717
Non-cash interest expense	91	45	834	101
Net loss (Non-GAAP)	$(964)	$(13,417)	$(21,214)	$(43,082)

Net loss per share (GAAP)	$(0.08)	$(0.40)	$(0.52)	$(1.16)
Stock-based compensation	0.02	0.06	0.06	0.18
Restructuring, asset impairments and other charges	0.05	0.06	0.19	0.06
Non-cash interest expense	—	—	0.01	—
Net loss per share (Non-GAAP)	$(0.01)	$(0.28)	$(0.26)	$(0.92)

Shares used in per share calculation (Non-GAAP)	84,862	47,278	81,993	46,704

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